UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 2, 2013 (October 2, 2013)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Caesars Entertainment Corporation (the “Registrant”) previously disclosed that, on September 27, 2013, its wholly-owned subsidiaries, Paris Las Vegas Holding, LLC, Harrah’s Las Vegas, LLC, Flamingo Las Vegas Holding, LLC, Rio Properties, LLC, Harrah’s Laughlin, LLC, Harrah’s Atlantic City Holding, Inc., Caesars Entertainment Resort Properties, LLC and Caesars Entertainment Resort Properties Finance, Inc. (collectively, the “CERP Entities”), received indicative pricing for $2,769.5 million of new senior secured credit facilities (the “Senior Facilities”), consisting of a $2,500 million term loan facility with a 7-year maturity (the “Term Loans”) and a $269.5 million revolving credit facility with a 5-year maturity. The loans under the Senior Facilities are expected to bear an interest rate of LIBOR plus 6.00%, with a LIBOR floor of 1.00%. The loans under the Term Facility are expected to be issued at 98.0% of par value.

On October 2, 2013, the Registrant announced that the Term Loans have been fully syndicated at the indicative pricing terms previously disclosed by the Registrant. The Senior Facilities are expected to close on or about October 11, 2013, subject to a number of customary conditions.

The Registrant and the CERP Entities intend to use the net proceeds from the previously disclosed notes offering and the Term Loans, together with cash on hand, to consummate the previously announced repurchase of mortgage and mezzanine loans issued by certain subsidiaries of the Registrant and the refinancing of the senior secured credit facility entered into by Octavius Linq Holding Co., LLC, an indirect subsidiary of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: October 2, 2013	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Senior Vice President, Deputy General Counsel and Corporate Secretary